News Release

CONTACT: ELLEN BATKIE     (800) 262-6301

CHARTER ONE FILES FOR DISMISSAL ON GOODWILL LITIGATION

CLEVELAND, Ohio, September 4, 2002 -- Charter One Financial, Inc. ("Charter One") (NYSE:CF) announced today that it has filed a stipulation of dismissal regarding three of five claims asserted in two previously disclosed court cases related to its supervisory goodwill litigation, which have been outstanding since 1995. As outlined in previous Securities and Exchange Commission filings, Charter One and various predecessors had asserted five separate claims against the United States for breach of certain agreements involving supervisory goodwill and capital credits. Based on the outcome of similar cases and related damages, Charter One has determined that the cost of further litigation of the three dismissed claims would likely exceed the potential benefits. The economics of the two remaining cases are still being evaluated, but in any event they would not likely have a material effect on the business, operations or prospects of the Company.

Company profile - Charter One has $39 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has 461 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.